EX-99.1

DataMEG Corp. Subsidiary North Electric Company Inc. Releases Its Network Assurance Product Into the Market on Schedule

Thursday March 25, 9:15 am ET

BOSTON, March 25 /PRNewswire-FirstCall/ -- DataMEG Corp. (OTC Bulletin Board:
DTMG - News) announced today that their wholly-owned subsidiary, North Electric Company, Inc. (NECI) has completed the initial release of their NAS 6131 network assurance product. The NAS 6131 is a network diagnostic system that actively tests and measures end-to-end telephone calls for voice and packet quality. The product may be used in traditional telephone networks, networks that use the same communications technology and protocol as the internet, as well as converged networks that utilize both.

Focused on the fast-growing Voice-over Internet Protocol (VoIP) market, the NAS 6131 enables communications network operators and service providers to quickly, efficiently and automatically determine if their networks are meeting their quality and service expectations. In the event that a network problem exists, the NAS 6131 will identify and pinpoint the network location, allowing the network operator to address the issue quickly and eliminate prolonged network down-time and the associated service expenses and customer complaints that can result. This establishes the NAS 6131 product as a value-added complement to the networks where it is installed.

Although the initial release is focused on the North American wireline service providers, the architecture and design makes it easily adaptable for use in cable and wireless telephone networks and for worldwide markets as well.

Dan Ference, President NECI stated, "We are now positioned, on time and as advertised, to begin accepting customer orders that can be delivered 30 days after the order is received (ARO). We are planning meetings with customers interested in obtaining NAS 6131 systems for integration into networks for joint evaluation and testing in April. Already scheduled in April is joint verification testing and evaluation with a potential sales and marketing partner. With this initial release complete, we can also begin country adaptions to facilitate sales through our off shore distributors."

For information about this release and the business on-goings at DTMG, contact Rich Kaiser, Investor Relations, YES INTERNATIONAL, 1-800-631-8127.

Except for the historical information contained herein, this press release contains forward-looking statements within the meaning of the Securities and Exchange Act of 1934, as amended, that involve a number of risks and uncertainties. These forward-looking statements may be identified by reference to a future period by use of forward-looking terminology such as "expect," "anticipate," "could," "would," "will," and "may" and other words of similar nature. Certain important factors and risks could cause results to differ materially from those anticipated by the statements herein. Such factors and risks include DataMEG's history of net losses and inability to generate operating revenues, the company's need for additional funding, the development of viable products by DataMEG's subsidiaries, Cascocommunications and North Electric Company, and the business conditions and growth in the related areas of telecommunications, wireless and digital transmission, and in the economy in general. Other factors include the competitive pressures from the rapid pace of alternative technology advancements and DataMEG's ability to gain market acceptance of its products in development. These and other risks may be detailed from time to time in DataMEG's filings with the Securities and Exchange Commission. Neither DataMEG nor its subsidiaries undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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Source: DataMEG Corp.